Exhibit 5.1

January 26, 2024

Inspire Veterinary Partners, Inc.

780 Lynnhaven Parkway, Suite 400

Virginia Beach, Virginia 23452

Re:	Inspire Veterinary Partners, Inc. Registration Statement on Form S-1 (Registration No. 333-276388)

Ladies and Gentlemen:

We have acted as counsel for Inspire Veterinary Partners, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1, as amended through the date hereof (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the registration of the public offering and sale of the following securities of the Company (the “Securities”):

1. Up to 26,581,605 shares of Class A Common Stock of the Company, to be offered and sold by the Company at an assumed offering price of approximately $0.188 per share (collectively, the “Shares”);

2. Pre-Funded Warrants to purchase up to 26,581,605 shares of Class A Common Stock of the Company issuable upon exercise of the Pre-Funded Warrants issued by the Company (collectively, the “Warrant Shares”).

The Shares are to be sold by the Company pursuant to an securities purchase agreement (the “Securities Purchase Agreement”) to be entered into by and between the Company and the purchasers thereto, the form of which has been filed as Exhibit 10.17 to the Registration Statement, and on a “best-efforts” basis pursuant to the placement agent agreement (the “Placement Agent Agreement”) to be entered into by and between the Company and Spartan Capital Securities, LLC, as placement agent, the form of which has been filed as Exhibit 1.1 to the Registration Statement.

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement, as amended, and the exhibits thereto; (b) the Company’s Articles of Incorporation, as amended; (c) the Company’s Bylaws, as amended; (d) certain records of the Company’s corporate proceedings as reflected in its minute books and official shareholder lists; (e) the form Securities Purchase Agreement; (f) the form Placement Agent Agreement; (g) the warrants referenced in paragraph 2, above; and (h) such statutes, records and other documents as we have deemed relevant. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed. We express no opinion herein as to the laws of any state or jurisdiction other than the substantive laws of the State of Nevada and the federal laws of the United States of America.

Inspire Veterinary Partners, Inc.

January 26, 2024

Page | 2

Based upon the foregoing, it is our opinion that:

a. the Shares have been duly and validly authorized, and when the Registration Statement has become effective under the Act and the Shares have been issued, delivered, and paid for in accordance with the terms of the Securities Purchase Agreement, such Shares will be validly issued, fully paid and non-assessable shares of the Company’s Class A Common Stock.

b. The warrants referenced in paragraph 2, above, have been duly and validly authorized by the Company, and when the Registration Statement has become effective under the Act and the warrants have been issued, delivered, and paid for in accordance with the terms of the Securities Purchase Agreement, and such warrants have been exercised pursuant to the terms thereof, the Warrant Shares will be validly issued, fully paid and non-assessable shares of the Company’s Class A Common Stock.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus.

Sincerely,

The Crone Law Group P.C.

/s/ The Crone Law Group P.C.